                                                                   EXHIBIT 10.17

                     UNITED MEDICAL MANUFACTURING COMPANY
                              hereinafter called

                                      UMM

                                      and

                        SMITHKLINE BEECHAM CORPORATION
                              hereinafter called

                                    CLIENT

UMM agrees to provide Client with services for the development and manufacture of a multi-analyte reflectance diagnostic instrument substantially in accordance with UMM's proposal dated May 10, 1995 (the "Proposal"), which is incorporated herein, subject to the following terms and conditions (the "Project"):

                                    1. TERM

UMM will begin work on the Project within thirty (30) days of receipt of this Agreement executed by Client and will continue for a period of three (3) months through Phases I and II of the Proposal (unless extended by mutual written agreement), subject to the terms and conditions of this Agreement.

                                  2. PAYMENT

UMM estimates that the price to the Client for performance of the Project will be Two Hundred Thirteen Thousand Eight Hundred Dollars ($213,800.00) and Client agrees to provide UMM with a purchase order within fifteen (15) days of signing this Agreement. Client shall not be required to reimburse, and UMM shall not be required to incur, any charges for performance in excess of the above price, unless mutually agreed upon in writing. Client, through its representative Dr. Thomas Grove or his designee, shall approve in advance any equipment purchases or significant material purchases. Upon termination of the Project, and after all costs are available, any balance of payments by Client in excess of actual costs and fees incurred shall be credited or refunded to Client, unless said refund shall be less than One Hundred Dollars ($100.00). Client shall authorize in advance the incurrence of expenses listed in Appendix C to the Proposal and attached hereto, which expenses shall be invoiced separately when incurred in accordance with the terms and conditions set forth in Appendix C.

                                 3. OWNERSHIP

The parties agree that all Work (which shall include for purposes of this Section all ideas, processes, methodologies, software, algorithms, formulae, notes, outlines, photographs, inventions, improvements and other information and work product developed or generated by or on behalf of UMM during the course of its performance of the Project pursuant to this Agreement) shall be considered "works made for hire" within the meaning of the Copyright Act of 1976, 17 U.S.
C. (s)101, and that Client is and shall be the sole author of the Work, and the sole owner of all rights therein, including but not limited to all rights of copyright. In the event any of the Work is deemed not to be a "work made for hire," then UMM hereby transfers to Client, without further consideration, all right, title, and interest to such Work, including any and all patents, copyrights, trade secrets and other proprietary rights related thereto. UMM agree to promptly execute and deliver, or cause to be promptly executed and delivered, all documents and instruments requested by Client to evidence the foregoing assignment, UMM hereby irrevocably appoints Client as UMM's attorney-in-fact for the purpose of executing such documents and instruments in UMM's name. UMM represents and warrants that it has the right to grant to Client sole right, title and interest in and to the Work, and that ownership or use of the Work by Client will not constitute an infringement of any third-party patent, copyright, trade secret or other proprietary right.

                                4.  INVENTIONS

If UMM employees conceive and first actually reduce to practice an invention within the scope of the Project while working on the Project, UMM will promptly notify Client of the invention and shall be deemed to have assigned to Client any and all of its rights to such invention. Upon request, within sixty (60) days of the notification, UMM will also assist Client in preparing and prosecuting an application for Letters Patent. The costs of providing such assistance are not included in the Project estimate stated in Section 2 above, and Client agrees to pay such costs in addition to any other amounts payable under this Agreement.

                              5.  CONFIDENTIALITY

UMM acknowledges that it may be exposed or have access to trade secrets and other confidential business information of Client or other entities with which Client has business relationships. Such information, referred to hereinafter as "Confidential Data," shall include all information concerning the business or affairs or Client that is not known by or generally available to third parties, including, without limitation, existing systems and programs and those in development, customer lists, customer needs and requirements, employee lists, salaries and benefits, and all data received in confidence by Client from third parties. UMM agrees that during its business dealings with Client and thereafter
(i) it will hold all Confidential Data in the strictest confidence and will not copy or disclose any portion thereof to any person or entity, except its employees who have a need to know, without the prior written consent of Client; (ii) it will comply, and cause each of its employees to comply, with Client's policies on data and information security; (iii) it will not make any use whatsoever of any Confidential Data except to perform services in connection with the Work pursuant to this Agreement; and (iv) upon termination of its business dealings with Client or at any time upon Client's request, it will immediately return to Client all Confidential Data in its possession or in the possession of its employees.

                    6. REPORTS AND USE OF RESULTS BY CLIENT

UMM agrees to render to Client written reports of its findings and progress made during the term of the Agreement, at intervals agreed upon by the parties. Client may use the results of the Project as Client sees fit.

UMM will provide a high standard of professional service. UMM warrants that services provided hereunder shall be performed in a competent and workmanlike manner and that each item of Work furnished to Client pursuant to this Agreement shall conform with its description and specifications as set forth in the Proposal. UMM further warrants that it is, and will be, in compliance with good manufacturing practices as required by the Food & Drug Administration.

                          7. INDEPENDENT CONTRACTORS

Client and UMM are independent contractors, are not related and shall not be construed as co-employers, joint venturers, partners or otherwise. UMM shall be responsible for payment of all wages and/or salaries and benefits due to its employees. Notwithstanding the above, Client will, if appropriate, deduct applicable taxes from UMM's compensation for services performed under this Agreement. Upon Client's request, UMM will provide Client with certificates of insurance evidencing that its employees are covered by: (i) general liability insurance with a minimum limit of $1 million combined single limit bodily injury and property damage; and (ii) workmen's compensation insurance in the state in which each UMM employee is employed.

                               8. FORCE MAJEURE

Neither Client nor UMM shall be liable in any way for failure to perform any provision of this Agreement (except the payment of monetary obligations) if such failure is caused by any law, rule or regulation, or any cause beyond the control of the party in default.

                             9. EARLY TERMINATION

Either party shall have the right to terminate this contract upon thirty (30) days' written notice. In the event of early termination, UMM agrees to: (i) provide Client with all reports, materials, or other deliverable items available as of the date of termination, and

(ii) refund the applicable pro rata portion of the estimated payment as set forth in Section 2. In any event, Client agrees to pay all appropriate and reasonable costs incurred or committed by UMM including costs of termination, within thirty (30) days of receipt of a final invoice, which invoice is subject to review and approval by Client.

                            10. FURTHER ASSURANCES

Each of UMM and Client agree to work in good faith to execute a formal Supplier Agreement between the parties prior to termination of the initial term of this Agreement.

                                  11. GENERAL

This Agreement and the Proposal incorporated herein represent the entire Agreement of the parties, and may be modified or amended only by mutual agreement in writing. This Agreement shall not be assigned by either party without the prior written consent of the other party, except that Client may assign this Agreement to an affiliate without the prior written consent of UMM. This Agreement shall be governed by and is to be construed in accordance with the laws of and enforced within the jurisdiction of Pennsylvania.

SMITHKLINE BEECHAM CORPORATION              UNITED MEDICAL
                                            MANUFACTURING COMPANY


By  /s/ W. V. Stoughton                     By /s/ Mark A. Gregory
    ----------------------------               ----------------------------

Title                                       Title President
     ---------------------------                  -------------------------

Date                                        Date December 12, 1995
     ---------------------------                 --------------------------

                           EXIGENT DIAGNOSTICS, INC.

                             W. VICKERY STOUGHTON
                               CHAIRMAN AND CEO



                             CONSENT TO ASSIGNMENT


          The undersigned hereby consents to the assignment by SmithKline Beecham Corporation, a Pennsylvania corporation ("SB"), to Exigent Diagnostics, Inc., a Delaware corporation ("Assignee"), of all of the rights of SB under the Preliminary Agreement by and between the undersigned and SB dated as of May 10,
                                                                        -------
1995 (the "Agreement"). For purposes of this consent, "Effective Time of the
----
Assignment" means the effective time of the closing of Assignee's purchase of the assets of SmithKline Beecham Diagnostic Systems Co., a Pennsylvania limited liability company. In executing this consent, the undersigned agrees that SB will be responsible for obligations arising under the Agreement prior to the Effective Time of the Assignment and Assignee will be responsible for any obligations arising under the Agreement after the Effective Time of the Assignment.

                               UNITED MEDICAL MANUFACTURING COMPANY


                               By:/s/ Mark A. Gregory
                                  ----------------------------------
                                    Name:  Mark A. Gregory
                                    Title: President

                             CONSENT TO ASSIGNMENT


          The undersigned hereby consents to the assignment by SmithKline Beecham Corporation, a Pennsylvania corporation ("SB"), to Exigent Diagnostics, Inc., a Delaware corporation ("Assignee"), of all of the rights of SB under the Preliminary Agreement by and between the undersigned and SB dated as of August
                                                                        ------
27, 1996, (the "Agreement"). For purposes of this consent, "Effective Time of
--------
the Assignment" means the effective time of the closing of Assignee's purchase of the assets of SmithKline Beecham Diagnostic Systems Co., a Pennsylvania limited liability company. In executing this consent, the undersigned agrees that SB will be responsible for obligations arising under the Agreement prior to the Effective Time of the Assignment and Assignee will be responsible for any obligations arising under the Agreement after the Effective Time of the Assignment.
                                   UNITED MEDICAL MANUFACTURING COMPANY


                                   By:/s/ Mark A. Gregory
                                     ----------------------------
                                        Name: Mark A. Gregory
                                        Title: President

                                    ANNEX C
                                    -------


UNITED MEDICAL MANUFACTURING GENERAL TERMS AND CONDITIONS FOR MANUFACTURING
---------------------------------------------------------------------------
SERVICES
--------


  .  Prices are FOB United Medical Manufacturing's dock.

  .  Unless specified, prices do not include packaging for shipping.

  . If prices are denoted as estimates, then the final price will be determined based on the final bill-of-materials.

  . A lead time will be established in conjunction with customer which balances customer forecasted demand, component lead times and inventory management.

  . Costs associated with requests for expedited orders will be determined and proposed prior to implementing expedited order.

  . If requested, Development labor time will be tracked using job order numbers and will be billed monthly unless otherwise noted.

  .  Travel and miscellaneous expenses will be billed at cost plus 5%.

          Travel expenses include:
               Private auto mileage at 30c per mile.
               Parking, tolls and fares.
               Car rental, if required.
               Airfare, if required.

          Miscellaneous expenses include, but are not limited to:
               Rooms and meals away from home base, if required.

  . A purchase order for the full amount of any tooling must be provided to United Medical prior to UMM placing the order.

  .  Payment terms are net 15 days after date of invoice.

  .  Unless otherwise noted, any proposal or estimate is valid for 30 days.

UNITED MEDICAL MANUFACTURING GENERAL TERMS AND CONDITIONS FOR DESIGN AND
------------------------------------------------------------------------
DEVELOPMENT SERVICES
--------------------


   .  Development labor rate is $60 per hour.

   . "Time and Materials" is the actual time to perform the specified tasks with the necessary resources or materials.

   . Development labor time will be tracked using job order numbers and will be billed monthly unless otherwise noted.

   .  Travel and miscellaneous expenses will be billed at cost plus 5%.

          Travel expenses include:
               Private auto mileage at 30c per mile (latest rate as determined by the IRS).
               Parking, tolls and fares.
               Car rental, if required.
               Airfare, if required.

          Miscellaneous expenses include, but are not limited to:
               Rooms and meals away from home base, if required.

   . A purchase order for the full amount of any tooling must be provided to United Medical prior to UMM placing the order.

   .  Payment terms are net 15 days after date of invoice.

   .  Unless otherwise noted, any proposal or estimate is valid for 30 days.

   . An endorsement of this agreement or a purchase order for 25% of the estimate constitutes acceptance of the agreement and acknowledges acceptance of the terms and conditions.

                                   Proposal
                     The Competitive Advantage of Choosing
                         United Medical Manufacturing

United Medical Manufacturing is uniquely well qualified to handle the design, development and manufacture of the point of care reflectance system. In fact, we can bring a number of unique attributes to this project which will spell competitive advantage for SmithKline Beecham Clinical Laboratories, and which will help assure the rapid, cost-effective development and manufacture of the point of care reflectometer system.

We realize that selecting a development, and ultimately, manufacturing partner is an extremely important decision. SmithKline Beecham Clinical Laboratories
(SBCL) needs a partner who can support the market entry of the point of care reflectometer system, enhance your image, meet your product design demands, and comply with regulatory requirements.

Among the factors which make United Medical Manufacturing the right choice to manufacture the reflectometer, the following are particularly important

A Proven Track Record provides assurance that we will do the job right. United Medical Manufacturing (UMM) has all the resources to help you succeed. UMM is a world leader in the design and manufacture of hand-held (portable) reflectance meters for the blood glucose market and clinical analyzers. We have manufactured more than 2,000,000 of these meters in the past six years. We are FDA GMP registered for class II and class III medical device manufacturing, and our ISO 9001 certification is pending. (We have been audited and recommended for certification by TUV Product Services of Germany.)

Experience in a company is really the experience of its people. We have years of experience in manufacturing meters which combine electronics, optics, and chemistry in an integrated system--exactly like the SmithKline reflectometer. In fact, there is probably no medical manufacturer with more experience that is specifically relevant to your project. Because this is a specialized kind of design and manufacturing, our experience will be invaluable, both in the long-term management of the project and in achieving significant savings through the design and development program.

We believe that good companies consist of quality people unified in their focus and commitment. At United Medical manufacturing, our engineers are committed to designing and developing products of the highest quality. A design that integrates all aspects of its marketability, functionality, reliability, serviceability, and manufacturability can prevent costly delays and rework later.

Expertise in optics and reflectance technology to support the SmithKline design and manufacturing program is particularly deep at UMM. We have performed the design and development of similar devices (especially analyzers) requiring optics, low power, and the utilization of chemistries as part of the system. In fact, this is a key differentiation factor from straightforward electronic design... the device and chemistry must be designed and work together as an integrated system. We understand the necessary tasks to ensure the rapid, yet thorough, co-development of an instrument and the disposeable. We have learned the problem areas to avoid in a reflectance system, and the potential opportunities for improvement. Our experience in this area will prove extremely valuable in rapidly getting to market.

Quality vendors and suppliers are another key to a successful manufacturing process. Because of our extensive experience in manufacturing blood glucose meters and coagulation analyzers, we have established a network of quality vendors who supply components very similar to those required in the SmithKline meter. Having a reliable supplier network in place reduces overhead costs and minimizes the risk of selecting a supplier whose poor quality or lack of responsiveness do not support the design and manufacturing goals of this project. It fundamentally reduces the time to market.

Manufacturing processes must fulfill the potential of the product design. The process must produce consistent quality and timely delivery. United Medical Manufacturing has created a focused factory environment to handle the demands of various kinds of manufacturing processes. We have created the following three areas:

         High volume, repetitive manufacturing
         Mid-range volume manufacturing
         Low volume, highly customized manufacturing

The benefit to SmithKline Beecham Clinical Laboratories is that your manufacturing will be handled in a dedicated area, specifically designed to accommodate your anticipated volumes. This means a cost effective application of the services required to support the program. You do not financially subsidize other programs.

Quality is a way of life at United Medical Manufacturing. It's the one component that goes into everything we build. Our work has been found to be in strict compliance with the FDA's "good manufacturing practices" in the course of rigorous audits by our clients and the FDA. Also, as mentioned above, we have been audited and recommended for certification under ISO 9001, which includes manufacturing and design services. In addition, UMM is certified under EN 46001 to manufacture and ship medical devices to Europe.

United Medical Manufacturing takes pride in being 100% medical device manufacturing. We believe that medical device manufacturing especially class II and class III products requires a higher level of care. We also understand the healthcare industry and the major trends such as cost containment that effect both UMM and our customers.


Investment in the future to provide our customers with cost effective services. United Medical Manufacturing continues to invest in the future with improvements to our equipment and facilities to ensure our customers are receiving efficient and high quality manufacturing services. We are expanding our facilities for optimization of our high volume operation. This will further streamline the work flow and effectively utilize point-of-use storage. We are currently installing a new SMD system which will increase our throughput by 400% and reduce set-up time from eight (8) hours to five (5) minutes. These high-volume improvements will provide tremendous benefits and savings for the SBCL program.

The SmithKline Beecham Clinical Laboratories and United Medical Product Development Partnership

United Medical Manufacturing has established procedures to assure quality in every phase of a project. This is the approach we will bring to your point of care reflectometer system project. Specifically, we propose to use our concurrent engineering process--a proven method of working with clients to guarantee clear, comprehensive communication, a fertile exchange of ideas and insights, rapid prototyping. and high-quality manufacturing processes. This process results in a cost-effective design to the customer's requirements.

Enclosed in Appendix A is a Gantt chart with an approximate timeline for the proposed concurrent engineering process. Based on the SBCL estimated requirements, United Medical has outlined the approach and milestones in this chart. Upon establishing an initial product specification, United Medical will be able to provide a more accurate assessment of the program scope and schedule. Similar to the approach outlined in your RFP, UMM's proposed concurrent engineering process is divided into five phases which integrate the activities of marketing, financial analysis, research and development, manufacturing, quality control, and project management.

This approach divides the program into phases and identifies specific deliverables for each phase. The time line conceptually comprise the milestones and schedule. These would be tailored for the specific project.

(Appendix B describes UMM's general approach to concurrent engineering with details of the major tasks.)

  . Phase 1 involves assessing and defining the product concept in terms of market potential and technical requirements.

     Clearly, SBCL has completed the key aspects of this phase in determining the market opportunity. However, at the outset, by working closely to review the product concept and refine it as appropriate, SBCL and United Medical Manufacturing will develop a uniform understanding of technical and marketing objectives that can assure overall success of the project.

     United Medical often recommends utilizing a very useful communication tool called Quality Function Deployment (QFD) to review the product concept. This process integrates customer benefits, product attributes with engineering and manufacturing tradeoffs. The outcomes of the QFD are usually the Customer Requirements Document or a Marketing Requirements Document which will help to further define the product specifications. While SBCL has established a core concept, United Medical recommends utilizing the QED process for two reasons. First, this process could strengthen the product specification which translates into designing a better product earlier. Second, this provides an excellent forum for starting the communication between SBCL and United Medical Manufacturing to familiarize UMM personnel with the product. By providing a common understanding for the point of care system and valuable insight for all team members to the various aspects of the program, the team will be moving in the same direction, resulting in a faster start.

     The QFD process has been very successful for our customers in establishing customer requirements and the initial product specifications. This ensures the product is market-driven by customer needs. After completion of the QED process, the baseline knowledge about the system is established among all team members. Now the development program will be at full speed.

  . Phase 2 involves a careful analysis of feasibility and functionality issues, including design studies to determine the methods for lowest cost of manufacturing and assembly without compromising quality requirements. This is a very critical phase. It identifies and resolves potential problems early in the process which saves time and money later.

     Phase 2 analyzes tradeoffs and synergies between the various functional requirements. These product and process synergies include decisions about functionality, quality, reliability, and manufacturability. This is in the form of feature cost analysis and design tradeoffs.

     As the design proceeds, there may be mutually exclusive design goals discovered. Before any significant tradeoff is implemented, United Medical will immediately contact SBCL for approval. Although not anticipated, prohibitively costly or conflicting requirements are sometimes identified. Again any such issues will be reviewed promptly with SBCL at an appropriate location.

     The formal documentation generated in the feasibility section of Phase 2 are: 1) a Design plan. 2) a Manufacturing plan and 3) Quality and Reliability plan. During the functional analyses. United Medical will hold informal initial design walkthroughs. These walkthroughs will be constructively critiqued to continually improve the design. SBCL has an open invitation to participate in any of these informal meetings. Upon completion of Phase 2, a formal Initial Design review will be held at SBCL

  . Phase 3 involves the detailed design and development program. This includes the creation of prototypes to complete the development process and to check the evolved concept against the established goals. This provides a baseline for the final product design and development process. At this point, UMM and SBCL will work together to optimize the system design.

     United Medical Manufacturing strongly believes in "design for manufacture". We believe it is essential for experienced manufacturing personnel to be actively involved in the design and development process. By developing manufacturing processes in parallel with the product development, the manufacturing partner can and should improve the design. This influence increases manufacturing quality and reduces overall program costs. We believe United Medical's expertise in manufacturing Class II and Class III medical devices uniquely qualifies us to provide this necessary support for the SmithKline Beecham point of care reflectance system.

     The prototype phase is most beneficial when it is coordinated by the manufacturing partner as part of our overall concurrent engineering process. This is congruent with United Medical's focus to design with manufacturability in mind. This also provides valuable insight of the system for integration into the manufacturing processes. The knowledge gained from this prototype development is then integrated forward into the key areas of pilot production and full-scale manufacturing. With United Medical as the manufacturing partner as well as the product development partner. SBCL gets the best of both worlds. Our intent is to develop prototypes which resemble the end manufactured products as closely as possible. It is our experience that these prototypes increase product quality while shortening the total time to get the product to market. Upon completion of Phase 3, a formal review will be held at United Medical or SBCL

  . Phase 4 involves the development of a pilot production run to develop and verify documentation, set-up, assembly methods, and manufacturing processes. This also includes assembly and test fixture development. Phase 4 will be coordinated by a UMM manufacturing engineer. The UMM manufacturing engineer's early contributions to the design will now reap huge "dividends" in this phase. Those "dividends" combined with expertise in the management and coordination of pilot production will provide the basis for a smooth transition into manufacturing. In conjunction with SBCL, UMM will determine the number of pilot production units to meet the necessary requirements

     United Medical's culture of "Continuous Improvement" provides the impetus for "fine tuning" the manufacturing processes. This will optimize the manufacturing effort and will contribute to the program's overall success.

  . Phase 5 involves the organization and launch of full-scale manufacturing. At this point the total team becomes involved in the process of continuous quality improvement to increase quality and decrease production costs or time frames.

Success is not determined by simply providing a product, it is determined by your customers' value of that product. SBCL has an impeccable reputation for providing its customers with high quality medical products and services. Your name is synonymous with this quality and responsiveness. Like SBCL, United Medical Manufacturing's reputation is one of manufacturing excellence and quality. We understand that for SBCL to be successful, its products must be of the highest quality. As your manufacturing partner, United Medical realizes that if SBCL is successful then we will be successful. Therefore, we must provide total customer satisfaction through the quality and workmanship of our manufacturing services. United Medical is truly excited about the prospects of partnering with SBCL to develop and manufacture the idea for a point of care reflectometer system.

Meetings and Communication. We believe communication is the key to successful development programs. The frequency of meetings would likely vary during the project. During the first few weeks, the first technical meetings and project meetings would most likely be daily in order to develop a working baseline about the system. Later during the project, weekly or bi-weekly meetings may suffice. It will be the responsibility of the team to determine the appropriate meeting schedule and locations. All meeting minutes will be documented and distributed to SBCL and UMM.

A project status meeting, would be scheduled on a monthly basis separate from the technical meetings. The meetings could be held at either location at SmithKline's option. The appropriate personnel would attend as necessary and a project status report will be provided at the meeting. Minutes of the meeting including action item assignments will be provided within 1 week following the meeting unless a joint decision to do otherwise.

The project team meetings should include a complete cross section of the organization that will be responsible for the product. Again, specific involvement at the meetings may vary during the course of the development. However, the overall team should be comprised of personnel from marketing, regulatory affairs, quality, product development, purchasing, manufacturing, finance, clinical affairs, and service. Depending on the structure of your organization, additional responsibilities may be independently represented. Groups such as reliability, safety, planning and technical publications may also be represented on the overall project team.

Responsibilities. United Medical Manufacturing realizes that SmithKline Beecham Clinical Laboratories is ultimately responsible to their customers for the product. Again, we sincerely value a long-term relationship and therefore provide the quality that is necessary to maintain your excellent reputation. We have found it beneficial to clarify our understanding of the roles and responsibilities of both companies in the design and development and manufacturing programs. If these do not represent your requirements, please let us know and we can discuss.

  . SBCL has the primary responsibility to define the customer requirements, marketing requirements

  . UMM and SBCL will work together to develop a product specification. (We realize the product specification will evolve through the program.)

     This specification should include but not be limited to:
        - reliability criteria
        - functional performance
        - quality criteria
        - specific standards as requirements

  . United Medical has the responsibility to design, develop and manufacture a point of care reflectance system that meets the product specification. Furthermore, United Medical has the responsibility to identify and highlight any conflicting or high risk requirement as soon as possible.

  . United Medical will utilize its experience and expertise to suggest ideas to improve the success of the program. This includes suggesting the early development of a "Test Stand" to aid in the evolution of development of the disposeable and the reflectometer. This is dependent on the stage of the disposeable.

  . United Medical has the responsibility to design, develop and manufacture in accordance with GMP and FDA standards.

  . SBCL has the responsibility to clinically evaluate and accept the final design.

  . SBCL has the responsibility to review and approve the design at various stages of the program.

  . United Medical has the responsibility to manufacture and deliver the SBCL point of care systems at the agreed quantity with the agreed terms.

  . United Medical and SBCL share the responsibility to evaluate the product performance in the field and continually improve the product for performance, quality and manufacture through quarterly meetings.

  . United Medical is charged with continually searching for product and process improvements which will be mutually beneficial.

  . Both partners should support the needs and concerns of each other and together create a formidable team.

Quality Assurance through Compliance.

United Medical Manufacturing is committed to product development and manufacturing which meet or exceed customer's expectations. It is our normal operating procedure to establish customer expectations as early as possible. To understand SBCL's expectations, United Medical would request/identify a list of the standards with which the product must comply. The standards are assigned to the appropriate discipline to incorporate your requirements into the specification and design. All design and development tasks will adhere to those standards. Where appropriate, United Medical will design and build with UL544, CSA, IEC6O1-1 and VDE approved parts. In addition, at the appropriate point in the project, we would review and audit the design where needed prior to submission to the regulating body.

As an FDA registered manufacturer, all of our products are designed and manufactured in compliance with current GMPs.

Continuous Improvement to Strengthen Partnership.


UMM believes it is important to continue to strive for improvement in all areas. This includes periodically reviewing the effectiveness and performance of our relationship with SBCL.

The performance and status of the project will be included in various design review meetings. Each review meeting will also generate a set of "action items" assignments. This will provide a mechanism for identification of critical and important areas.

After the manufacturing begins, United Medical Manufacturing proposes periodic partnership meetings which would include top level management from both companies. These meetings would be a forum to review the effectiveness of the partnership and to identify areas for improvement to strengthen the partnership. The partners would review the overall performance of the partnership and discuss systemic and organizational improvements as necessary. As the partnership extends, strategic issues for both organizations could be shared which should result in mutual benefits for both SBCL and United Medical Manufacturing.

United Medical is committed to a corporate philosophy of continuous quality improvement. We strive to challenge the norms and extend our manufacturing leadership by continually searching for ways to improve our processes and services. Our continuous quality improvement teams represent a true partnership commitment. The teams have included customers (partners) along with UMM R&D, Manufacturing, Purchasing, Finance, Management and Quality Services personnel. The team's members are the key people who are "closest" to the problem or opportunity. They identify opportunities for improvement, perform necessary analyses, and then make and implement their recommendations. Recommendations are reviewed by our Continuous Quality Improvement Process (CQIP) steering committee and by our customers to prior to implementation. The recommendations are also reviewed to determine any beneficial applications to other areas of the company.

Finally, United Medical periodically conducts "customer satisfaction" surveys which address areas for improving operations and relations with our customers. We are committed to total customer satisfaction and if at any time SBCL is not satisfied with UMM's performance, you are invited to call Mark A. Gregory, the president of UMM.

Design Services

As the development and manufacturing partner, United Medical Manufacturing offers a very competitive cost structure for our experienced engineering services. Our primary business focus is on turnkey manufacturing. Therefore, as part of our commitment to the manufacturing partnership, UNM will provide to SmithKline Beecham engineering product design and development services at only $60 per hour. (Note: This is in 1995 dollars.)

We believe this offers SBCL extremely high value for our experience and expertise. Because manufacturing is our primary goal, it also provides UMM with additional incentives to complete the design and development program as early as possible and to ensure the product is of high quality and very manufacturable.

Our initial estimates are
     Phase 1           Product Definition                    $ 76,800
     Phase 2           Feasibility/Design Tradeoffs          $137,000
     Phase 3           Derailed Design                       $270,000
     Phase 4           Pilot Production                      $175,000/1/
     Phase 5           Full-Scale Production                 Unit Cost
                                                                TBD

     .    This estimate does not include any tooling or mold charges.

     /1/ This does not include pilot production units. The cost of the pilot production units is dependent on the design and on the number of units required. It also does not any regulatory agency approval fees (UL, etc.), although it does include support time.

These are rough estimates based on development programs of similar devices. We will perform these services on a "Time and Materials" basis. We will track and charge only the actual time required to accomplish the necessary tasks. Upon completion of the Product Definition, we will be in a better position to provide a more accurate schedule and cost assessment.

Based on our experience with similar programs, we estimate that we could be completed with the design and development within 10 months after starting. Depending on component lead times and clinical testing, the full-scale production could occur within 12 months after starting.

UMM's general terms and conditions are included in Appendix C.

Conclusion

United Medical Manufacturing is exceptionally qualified to provide SmithKline Beecham Clinical Laboratories with design and manufacturing services which will translate your concept for point of care analyzer into a high quality, cost effective system. Our experience and expertise will provide insight to get you there faster and cheaper with less product introduction problems. The conclusion is clear: United Medical Manufacturing is the best qualified company to partner with designing and manufacturing the SBCL reflectometer as part of your point of care analyzer system. We urge you to select United Medical Manufacturing.

Appendix A.



     Estimated Schedule for the Design, Development and Documentation for the SmithKline Beecham Clinical Laboratories Point of Care Reflectometer

                             [GRAPH APPEARS HERE]

        A graph appears on this page which lists task names on the far left from top to bottom followed by a section on the top center from the left to right listing quarters and three milestone subsections within each quarter. Solid bars next to each task and their position relative to each quarter and milestone indicate the progress and the time each task is estimated to take. The chart has the label "Preliminary" on the top right hand corner. The task list reflects the different phases of development (e.g. Phase 1 followed by Phase 2).

                             [GRAPH APPEARS HERE]

        The graph which began on the previous page continues onto this page and again lists task names on the far left from top to bottom followed by a section on the top center from left to right listing quarters and three milestone subsections with in each quarter. Solid bars next to each task and their position relative to each quarter and milestone indicate the progress and the time each task is estimated to take. The chart has the label "Preliminary" on the top right hand corner. The task list reflects the different phases of development.

                             [GRAPH APPEARS HERE]

        The graph ends on this page and again lists task names on the far left from top to bottom followed by a section on the top center from left to right listing quarters and three milestone sub sections within each quarter. Solid bars next to each task and their position relative to each quarter and milestone indicate the progress and the time each task is estimated to take. The chart has the label "Preliminary" on the top right hand corner. The task list reflects the different phases of development.

Appendix B

Detailed Schedule and Description of Work

This appendix contains our initial estimate for the schedule and scope of the work needed accomplish design, developing and documenting the SmithKline Beecham point of care diagnostic reflectometer.

Objective: The purpose of this project is to design, develop, and manufacture diagnostic devices for SmithKline Beecham Clinical Laboratories. The preliminary requirements are outlined in Dr. Tom Grove's RFP.

Product Profile and Goals
-------------------------
The diagnostic device has the following preliminary characteristics:
          . AC/DC power
          . reflectometer with multiple wavelength capabilities
          . capable of reading reagents on test cards inserted into meter
          . capable of reading multiple (1-4) tests per card (multiple detectors)
          . capable of decoding test information from the test card (what test to perform, parameters of reagents etc.)
          . LCD (five (5) lines)
          . Serial communications port/access
          . temperature control
          . Alpha-numeric keypad input capability
          . onboard QC -- realtime testing
          . error detection/diagnostics -- built-in-test
          . capable of wireless transfer of data (line of sight)
          . inexpensive (less than $1000 to make) -- Transfer price

We propose utilizing a concurrent engineering approach to the design and development of this device. The following details our approach based on our design and control quality system procedure. It is very similar to the three phase approach outlined in your RFP. (in fact we mapped our phases into a three phase schedule.)

SmithKline Development Phases             UMM Development Phases
-----------------------------             ----------------------
     Phase 1 - Product Specification          Phase 1: Product Definition
                                              Phase 2: Feasibility/Tradeoffs
                                              --- Result: Product Specification

     Phase 2 - Development                    Phase 3: Design/Development
                                              --- Result: Detailed Design
                                                          and Documentation

     Phase 3 - Production                     Phase 4: Pilot Production
                                              Phase 5: Full-Scale Production

The following provides a more detailed account of this approach.
Approach
--------
1.     Phase 1: Product Definition Concept Development
2.     Phase 2: Preliminary Design/Feasibility Phase.
3.     Phase 3: Design and Development Phase.
4.     Phase 4: Pilot Production
5.     Phase 5: Full scale Production

Phase 1: Product Definition/Concept Development Phase
-----------------------------------------------------
          Reviewing Smithkline's Requirements --Initial Meeting
          Preliminary Hazard Analysis.
          QFD-- Preliminary Concept Review
          Mockup
          User Interface Research

Phase 2: Preliminary design/Feasibility Phase
---------------------------------------------
          System Analysis:
                   Mechanical Analysis
                   Electronic Analysis.
                   Software Analysis.
                   Test station for Disposeable Analysis
          Industrial design
          Functional Specification.
          Quality Plan
          Reliability Plan
          Manufacturing Plan
          Initial Manufacturing Analysis
          Technical Risk Assessment.
          Design Alternative Analysis.
          Feasibility Phase Review and Approval.

Phase 3: Detailed Design and Development Phase
----------------------------------------------
          Mechanical Design
          Environmental Test Plan
          Electronic Design:
                   Hardware Detailed Design Specification.
                            Circuit Design.
                            Material and Component Specifications.
                            Drawings: Schematics, BOM's.
                            Theory of Operation.
                   Hardware Design Review 1.
                   Printed Circuit Board Design and Layout.
                   Electronic Component Reliability Report.
                   Hardware Test Plan.
                   Hardware Design Review 2.
                   Build Pre-Prototypes.
                   Hardware Detailed Test Protocol.
          Software Design:
                   Software Detailed Design Specification.
                            CASE Diagrams and Data Dictionary.
                            Process Specifications and Pseudo Code.
                            Software Test Plan.
                   Software Design Review.
                   Coding.
                   Software Detailed Test Protocol.
          Mechanical Design (Enclosure)
                   Detailed Design Specification
                   FMEA
          Assembly Drawings -- exploded view
          Quality Services Plan
          Hazard Analysis.
          Integrate Software.

         Debug Electronic Hardware.
         Debug Software.
         Execute Electronic Hardware Test Protocol
         Execute Software Test Protocol
         System Design Review.
         Environmental Testing
                   Shock and Vibration
                   EMI and RFI
                   Temperature
         Update Electronic Design.
         Update Software Design.
         Produce Pilot Prototype Enclosures
         Build Prototypes
         FMEA Analysis (Component and Process).
         Fault Tree Analysis.
         Final Hazard Analysis.
         Execute (Final) Electronic Hardware Test Protocol.
         Execute (Final) Software Test Protocol.
         Functional Audit.
         Design and Development Phase Review and Approval (Design frozen)

Phase 4: Pilot Production
-------------------------
         Manufacturing Process Design
                   Assembly Procedures
                   Fixture Development
                   Test Procedures
                   Test Fixture Development
         Process Validation
         Build TBD pilot units
         Complete Documentation Package

Phase 5: Full-Scale Production
------------------------------
         Final enclosure tooling Defined
         Production enclosure specifications
         Production enclosure drawings (materials can affect drwgs)

Major Tasks
-----------
The following is a brief (summary) description of some of the major tasks:
                                                  ----
Phase 1: Product Definition and Assessment
Initial Meeting -- (SmithKline, UMM)
------------------------------------
Review the general requirements such as the user profile, the typical application environment, competing products, instrument size, weight and shape constraints. Review other design goals such as serviceability, cleanability. We would also discuss the interaction of the instrument with the chemistry. This includes assessing the card reader requirements (if the chemistry card is already defined), the chemistry's characteristics and behaviors, any dosing or sample detection requirements (sensing when sample application occurs), flow rates, control solutions and standards, calibration requirements etc.

Quality Functional Deployment/Customer Requirements
---------------------------------------------------
UMM recommends utilizing a QFD or similar approach to defining key customer requirements. This approach provides benefits which are twofold: 1) it defines the key features based on the needs of the users/customers and on a competitive analysis, 2) it provides a forum for the development to obtain a common vision of the concept. When facilitated properly, this becomes a very powerful communication tool as well as rapidly developing a baseline concept for the reflectometer. This saves considerable time and money by preventing misunderstandings and providing a common focus. The QFD does not result in a final product definition, but provides for early tradeoffs and considerations.

Mockup Fabrication (optional -- Not included in estimate)
---------------------------------------------------------
A full scale mockup of the analyzer will be fabricated in order to validate the design with users and refine the over all size proportion and user interface. The mock up will contain no working parts but will simulate the user interface and visual detailing of the enclosure.

UMM could rapidly generate LCD screens to perform user interface research, if this is required. Our internally developed computer aided software (CASE) tool provides SmithKline with the opportunity to quickly assess user interface considerations.

User Evaluation (Focus Groups if necessary -- not included in estimate)
-----------------------------------------------------------------------
Upon availability of the mockup and all the materials required to execute a test on the system, consideration should be given to execute and analyze a hands-on evaluation of the system. The objective of the evaluation will be to identify ergonomic, work flow and design refinements to be incorporated into the system prototype. Activities included user: research design, session execution, results, analysis and an executive summary of product design requirements. This effort has proven to be extremely beneficial in providing more insight to the user's needs and wants. Please note this activity is usually performed by the Marketing company, however, UMM can identify an Industrial Design/Market Research company who can perform this analysis.

Program management will review the information and determine what or if any, chances or refinements to make. Meeting minutes will be recorded and provided.

Phase 2: Feasibility and Design Tradeoffs
System Analysis
---------------
The System Analysis is an in-depth review and analysis of the product Requirements and Design Goals as presented in the QFD or customer requirements definition, The purpose of the System Analysis is to determine the optimum architecture to satisfy the requirements for the device. The System Analysis will also evaluate the hardware and software tradeoffs, to obtain the best "system" solution.

Functional Specifications
-------------------------
Functional Specifications will be developed from the Requirements Document. The Functional Specifications will include:
1.    "How" the Requirements will be met.
2.    What electronic hardware will be used.
3.    How the User Interface will function.
4.    The Normal mode of operation.
5.    Other modes of operation, including Setup, Test, and Errors as applicable.
6. Operating Specifications including input voltage and frequency, temperature range, humidity, etc.
7.    Enclosure dimensions, shape, material, gauge, and finish.

      Other items as deemed necessary will be included.

Layout Update
-------------
The system layout will be updated to include any refinement or adjustments that are a results of the user evaluation. The layout will finalize the location and mounting of all interior and exterior component. The exterior surface detailing of the enclosure will be developed to include the color and finish specifications Industrial [design input will be provided to insure that any changes to the enclosure are integrated into the design as they occur.

Phase 3: Detailed Design

Mechanical Preliminary Design Review
------------------------------------
A meeting will be scheduled with Program Management in order to review the concepts. Program management will determine which direction or combination of concepts to develop further. Meeting minutes will be recorded and provided.

Hardware Detailed Design Specification
--------------------------------------
The Hardware Detailed Design Specification documents the electronics design in detail, including a Theory of Operation, circuit description, etc. It references other design documents such as the schematics, Bill of Materials, wiring diagrams and component specifications to provide a complete encapsulation of the electronics design.

Circuit Design
--------------
The electronic circuit design task will include circuit design and component selection. Tradeoffs pertaining to features, performance, availability, and cost will be evaluated to choose the optimum parts for the application. The component selection will focus on existing components readily available in the anticipated quantities, which can be integrated together to provide the lowest finished product cost, with the highest system quality and reliability.

Drawings; Schematic, Bill of Materials
--------------------------------------
The circuit design (schematic and Bill of Materials) will be documented with a Computer Aided Design (CAD) package. The Bill of Materials will specify the component manufacturer and part number, with approved sources of supply.

Hardware Design Review 1
------------------------
The focus of the first Hardware Design Review is the circuit design and component selection. The review is performed as a top-down review. It begins by looking at the overall design, then the components selected, and ends after analyzing each circuit node. This review confirms that the design is in agreement with the Functional Specification.

Printed Circuit Board Design and Layout
---------------------------------------
The printed circuit board (PCB) design will be done on a CAD system. A printed circuit board component assembly drawing will also be generated. It will show all components on the board(s). The PCB will be designed to meet regulatory and agency approval as stated in the Functional Specifications. The PCB will include transient protection, electrostatic discharge protection, and RFI filtering as stated in the Functional Specifications.

Hardware Test Plan
------------------
The Hardware Test Plan outlines what equipment is required, and what tests will be performed on the electronic hardware.

Hardware Design Review 2
------------------------
The focus of the second Hardware Design Review is the printed circuit board design and Hardware Test Plan. The review begins by re-verifying any outstanding issues from the first review, and ends after reviewing the printed circuit board layout and Hardware Test Plan.

Build Pre-Prototypes
--------------------

Electronic Technicians will assemble, build, and aid in the testing and debugging of the pre-prototype units.

Hardware Test Protocol
----------------------
The Hardware Test Protocol will detail the test steps to be performed for each test specified in the Hardware Test Plan.

Software Detailed Design Specification
--------------------------------------
The Software Detailed Design Specification documents the software design in detail, including the overall architecture, communication protocols. algorithms, etc. It references other design documents such as the Data Flow Diagrams, Data Dictionary, Structure charts, State Transition Diagrams, process specifications and pseudo-code to provide a complete encapsulation of the software design.

CASE Diagrams and Data Dictionary
---------------------------------
The software will be designed using structured design techniques. Computer Aided Software Engineering (CASE) tools will be used to generate Data Flow Diagrams, State Transition Diagrams, Structure Charts and a Data Dictionary. The Data Flow Diagrams embody a `process model', which shows how data flows between internal processes, which perform data transformations. State Transition Diagrams specify the logic of transitions between different states in terms of conditions and actions. The Data Dictionary defines the data elements which communicate information between processes or storage.

Process Specifications and Pseudo Code
--------------------------------------
The `process model' described by the Data Flow Diagrams is a hierarchical description, which at the lowest level is described by Process Specifications detailing the logic. These P-specs are usually English language descriptions or Pseudo Code.

Software Test Plan
------------------
The Software Test Plan outlines what equipment is required, and what tests will be performed on the software program.

Soft Design Review
------------------
The focus of the Software Design Review is to review and critique the software design as described by the Software Detailed Design Specification, including the CASE Diagrams, Data Dictionary, Pseudo Code, and Software Test Plan. These documents are analyzed for internal consistency and logic, and to determine if the Functional Specification is met in the design as described.

Software Coding
---------------
For ease of maintainability, the software program will be written in "C". Structured, modular programming techniques, with source level documentation will be included.

Software Test Protocol
----------------------
The Software Test Protocol will specify in detail how the software will be tested, and what results will he expected. The protocol will include both "black box" and "white box" testing. "Black box" testing is based on having no knowledge of the actual implementation of the software program, and therefore tests combination of input stimuli to monitor output results. "White box" testing is based on knowledge of the software program, and specifically tests functions and modules `in isolation' for proper performance. This usually requires the use of emulation equipment or debuggers.

Execute Software Test Protocol
------------------------------

After the preliminary testing and debug has been completed, a formal software test will be performed per the Software Test Protocol. The test results will be compiled and documented, and will state the expected and actual results obtained.

Mechanical Design and development
---------------------------------
Based on the results of the design review, a final design direction for the analyzer enclosure will be developed. The design will be developed in the form of a scale layout, perspective renderings and exploded views depicting preliminary part count and assembly methods,

Develop a complete layout of the reflectometer housing. The layout will include the approximate size and location of the P.C. boards, power supply connector interfaces, chassis and enclosures, a 3-D computer model of the analyzer will be developed in order to define the preliminary component to component interfaces and the attachment and assembly of the enclosure. The data base will be provided to Program Management for review and updates. The updated data base will be continually refined as we move through the development program.

Materials and Process Identification
------------------------------------
UMM, will determine the appropriate materials and manufacturing processes for the production unit. This determination will be based on the ultimate manufacturing quantities environment of use, appearance and cost.
Documentation of the process will be provided.

Mechanical Design Review
------------------------
This will review the enclosure and its internal components and structure.

Final Design Review
-------------------
A meeting will be scheduled with Program Management in order to review the final design direction, provide input and to provide approval to proceed to the next phase. Meeting minutes will be recorded and provided.

FMEA Matrix
-----------
A Failure Modes and Effects Analysis (FMEA) Matrix will be developed. The matrix will address any component that, as a result of the design direction, is determined to be an active component of the system.

Enclosure Design Review
-----------------------
During the design layout activity, periodic reviews with Program Management will be scheduled in order to keep abreast of program progress and address any changes in a timely manner. It is anticipated that the computer model will be viewed on an available CAD system followed by a discussion and review of the plots. Meeting minutes will be recorded and provided.

Detailed Component Drawings
---------------------------
From the 3-D computer layout of the system, individual part files will be created. The individual components will then be detailed as prototype part drawings for the housing components. This activity will address part design, material, hardware, color and finish specifications. All individual components will be maintained in a 3-D format to facilitate back annotation into the system layout. This will insure proper part to part fit and provide the ability to make chances as they may arise. The drawings will be provided in both print and compatible disc format.

Vendor Review and Cost Update
-----------------------------
Review the prototype drawings package with selected vendors in order to determine preliminary piece part costs, lead times and preliminary tooling estimates.

Part Drawings Review
--------------------
Upon completion of the part drawings and vendor review, UMM will schedule a review with Program Management. The purpose of the review will be to insure that all prototype criteria have been met and to discuss any chances or modifications that may be required prior to the fabrication of the prototype. Meeting minutes will be recorded and provided.

Prototype Fabrication
---------------------
UMM will develop a functional, working prototype to ensure design intent has been accomplished. This should confirm achievement of the customer's requirements.

Presentation
------------
UMM will schedule a meeting with Program Management/(Customer) to present the assembled prototype. Program Management will review the prototype and determine the requirements for further development. Meeting minutes will be recorded and provided.

Phase 4: Pilot Production

Assembly Procedures
-------------------
The complete procedures package will be developed which details the manufacturing process and component assemblies.

Fixture Development
-------------------
The design, development and documentation of any fixtures necessary for performing the assembly procedures.

Test Procedures
---------------
This includes any electrical and functional tests (GenRad circuit tests, final functional load test, etc.) to ensure unit functions as specifies.

Test Fixture Development
------------------------
This is the design, development and documentation for any necessary test fixtures.

Process Validation
------------------
An FMEA will be performed on the processes to identify processes required to be validated. The validation of the processes ensures consistent, reliable manufacturing processes.

Environmental Tests
-------------------
Pre-prototype units will be submitted to a test laboratory to confirm they pass the environmental specifications. Operating temperature, humidity, Electrostatic Discharge (ESD), Radio Frequency Interference (RFI). and Electromagnetic Interference (EMI) testing will be performed as stated in the Environmental Test Plan.

Pilot Production Run
--------------------
UMM will manufacture a specified number of reflectometers to verify the assembly processes and procedures are correct. The number of units will be determined by SmithKline Beecham and United Medical Manufacturing.

Pilot Production Acceptance and Approval
----------------------------------------
A formal acceptance and delivery meeting will be schedule.

Full-Scale Production Schedule
------------------------------

UMM will develop a master production schedule based on anticipated forecasts and lead time availability for specified components.

Vendor Review
-------------
Preview clinical unit drawing package with selected molding vendor in order to determine mold preferences and part design strategy particular to that vendor.

Production Part Drawings
------------------------
Develop production part drawings for the enclosure components to include modifications and refinements determined from the use of the prototype units.

Drawings Review
---------------
The purpose of the review will be to insure that all molding and manufacturing criteria have been met and to discuss any changes or modifications that may be required.

Drawing Revisions
-----------------
Should any changes or modifications be required, UMM will revise the drawings and submit them for review and approval.

Phase 5: Full-Scale Production

Appendix C

                  General Terms and Conditions

United Medical Manufacturing General Terms and Conditions for Design and
------------------------------------------------------------------------
Development Services
--------------------

     .    Development labor rate is $60 per hour.

     . "Time and Materials" is the actual time to perform the specified tasks with the necessary resources or materials.

     . Development labor time will be tracked using job order numbers and will be billed monthly unless otherwise noted.

     .    Travel and miscellaneous expenses will be billed at cost plus 5%.

                  -  Travel expenses include:
                           Private auto mileage at 30 cents
                           per mile (latest rate as
                           determined by the IRS).

                           Parking, tolls and fares.
                           Car rental, if required.
                           Airfare, if required.

                  -  Miscellaneous expenses include, but are not limited to:
                           Rooms and meals away from home base, if required.

     . A purchase order for the full amount of any tooling must be provided to United Medical prior to UMM placing the order.

     .    Payment terms are net 15 days after date of invoice.

     .    Unless otherwise noted, any proposal or estimate is valid for 30 days.

     . An endorsement of this agreement or a purchase order for 25% of the estimate constitutes acceptance of the agreement and acknowledges acceptance of the terms and conditions.

United Medical Manufacturing General Terms and Conditions for
-------------------------------------------------------------
Manufacturing Services
----------------------

      .   Prices are FOB United Medical Manufacturing's dock.

      .   Unless specified, prices do not include packaging for shipping.

     . If prices are denoted as estimates, then the final price will be determined based on the final bill-of-materials.

     . A lead time will be established in conjunction with customer which balances customer forecasted demand, component lead times and inventory management.

     . Costs associated with requests for expediated orders will be determined and proposed prior to implementing expedited order.

     . If requested, Development labor time will be tracked using job order numbers and will be billed monthly unless otherwise noted.

     .    Travel and miscellaneous expenses will be billed at cost plus
          5%.
                  -  Travel expenses include:
                           Private auto mileage at 30 cents per mile.
                           Parking, tolls and fares.
                           Car rental, if required.
                           Airfare, if required.

                  -  Miscellaneous expenses include, but are not limited to:
                           Rooms and meals away from home base, if required.

     . A purchase order for the full amount of any tooling must be provided to United Medical prior to UMM placing the order.

     .    Payment terms are net 15 days after date of invoice.

     .    Unless otherwise noted, any proposal or estimate is valid for 30 days.

                             [GRAPH APPEARS HERE]

        A graph begins on this page and lists the task names on the far left from top to bottom followed by small sections along the top from left to right which cover the duration, start, finish, cost, work, produces and resources for each task listed on the far left. The duration, the start date, the finish date, the cost of each task, etc. is given for the various tasks. These sections on the top are then followed by a section from left to right listing quarters and three milestones subsections within each quarter. Solid bars next to each task and their position relative to each quarter and milestone indicate the progress and time each task is estimated to take. The task list reflects the different phases of development.

                             [GRAPH APPEARS HERE]

        The graph continues on this page and lists the task names on the far left from top to bottom followed by small sections along the top from left to right which cover the duration, start, finish, cost, work, produces and resources for each task listed on the far left. The duration, the start date, the finish date, the cost of each task, etc. is given for the various tasks. These sections on the top are then followed by a section from left to right listing quarters and three milestones subsections within each quarter. Solid bars next to each task and their position relative to each quarter and milestone indicate the progress and time each task is estimated to take. The task list reflects the different phases of development.

                             [GRAPH APPEARS HERE]

        The graph ends on this page and lists the task names on the far left from top to bottom followed by small sections along the top from left to right which cover the duration, start, finish, cost, work, produces and resources for each task listed on the far left. The duration, the start date, the finish date, the cost of each task, etc. is given for the various tasks. These sections on the top are then followed by a section from left to right listing quarters and three milestones subsections within each quarter. Solid bars next to each task and their position relative to each quarter and milestone indicate the progress and time each task is estimated to take. The task list reflects the different phases of development.